Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on February 26, 2010 pertaining to the Genoptix, Inc. 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, and the 2007 Non-Employee Directors’ Stock Option Plan of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of Genoptix, Inc. and the effectiveness of internal control over financial reporting of Genoptix, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 26, 2010